UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 8, 2014

EXPEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51447	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 108th Avenue NE

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 679-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2014, the Compensation Committee of the Board of Directors of Expedia, Inc. (the “Company”) approved the terms of, and on September 11, 2014 the Company entered into, a second amendment to the existing employment agreement with Mark Okerstrom, the Company’s Executive Vice President and Chief Financial Officer (the “Second Amendment”). Pursuant to the Second Amendment, Mr. Okerstrom’s title was amended to “Chief Financial Officer and Executive Vice President of Operations” to reflect a recent expansion of his role and responsibilities and his annual base salary was increased from $625,000 to $750,000, effective as of August 11, 2014. The remaining terms of Mr. Okerstrom’s employment were unchanged.

Also on September 8, 2014, in connection with the Compensation Committee’s approval of the terms of the Second Amendment, the Section 16 Committee of the Board of Directors of the Company approved an award to Mr. Okerstrom of 11,381 restricted stock units that will vest annually over four years, subject to his continued service with the Company and the satisfaction of certain performance-related conditions.

The description of the Second Amendment is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Second Amendment to the Amended and Restated Employment Agreement between Mark D. Okerstrom and Expedia, Inc., dated September 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

Date: September 12, 2014	By:	/s/ Robert J. Dzielak
	Name:	Robert J. Dzielak
	Title:	Executive Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to the Amended and Restated Employment Agreement between Mark D. Okerstrom and Expedia, Inc., dated September 11, 2014.